EXHIBIT 3.8

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                           NEW YORK HEALTH CARE, INC.

                            Under Section 805 of the

                            Business Corporation Law



     The undersigned, being, respectively, the president and secretary of the corporation, hereby certify as follows:

     FIRST: The  name  of  the  corporation  is

                    NEW  YORK  HEALTH  CARE,  INC.

     SECOND:    The  date when the Certificate of Incorporation was filed by the
Department  of  State  is  the  twenty-fourth  day  of  February,  1983

     THIRD:     The  Certificate  of  Incorporation of the corporation is hereby amended:

     (a) to change the currently authorized and issued 3,750,000 shares of common stock ("Old Common Stock") par value $.01 into 2,500,000 authorized and issued shares of common stock ("New Common Stock"), par value $.01 each on a one (1) share of Old Common Stock for two-thirds (2/3) of a share of New Common Stock basis, and;

     (b) to change the currently authorized but unissued 46,250,000 shares of common stock, par value $.01, into 97,500,000 authorized but unissued shares of common


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          stock,  par  value $.01, on a (1) share of Old Common Stock for 2.1081 shares  of  New  Common  Stock  basis;  and

     (c) to increase the number of preferred shares that the corporation shall have authority to issue by 3,000,000 preferred shares, par value $.01 each.

     To accomplish the foregoing, paragraph "3" of the Cerificate of Incorporation, relating to the authorized shares of the corporation, shall be amended to read in its entirety as follows:

          "(3) : The corporation shall be authorized to issue the following shares:

          Class               Number of Shares            Par Value
          -----               ----------------            ---------
          Common              100,000,000                 $.01
          Preferred             5,000,000                 $.01"


          FOURTH: Each holder of a certificate or certificates representing outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock, formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the corporation. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment


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therefore  on  the  basis  of  the  closing price of the Old Common Stock on the
Nasdaq SmallCap Market on January 2, 2003. The corporation may retain a third party to collect and pool fractional share interests, sell the same, and return payment to the holders of the interests. In that event, the cash payment may be based on the sale price of the pooled fractional interests, which may be more or less than the closing price of the Old Common Stock on the Nasdaq SmallCap Market on January 2, 2003. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the corporation's transfer agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase or establish to the satisfaction of the transfer agent that such taxes are not payable. The amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.


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     FIFTH:     This  Amendment  to  the  Certificate  of  Incorporation  was
authorized at a meeting of the shareholders by the majority vote of the holders of all of the outstanding common shares and preferred shares entitled to vote thereon. Said authorization is subsequent to the affirmative vote of the Board of Directors.



IN WITNESS THEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this 31st day of December, 2002.



                                        NEW  YORK  HEALTH  CARE,  INC.

                                        /s/             JERRY     BRAUN
                                        -------------------------------
                                        Jerry  Braun,  President



                                        /s/          JACOB    ROSENBERG
                                        -------------------------------
                                        Jacob  Rosenberg,  Secretary


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